Exhibit 10.11
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made between Sweetgreen, Inc. (the “Company”) and Nicolas Jammet (“Executive”) (collectively, the “Parties”).

Whereas, the Company desires for Executive to continue to be employed by the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services;

Whereas, Executive wishes to continue to be employed by the Company and to provide employment services to the Company in return for certain compensation and benefits; and

WHEREAS, the Parties wish to amend and restate the Executive’s existing employment agreement, compensation letter or offer letter, as applicable (the “Prior Agreement”), and set forth the terms and conditions of the Executive’s continuing employment with the Company.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment by the Company.

1.1 Position. This Agreement and the Executive’s employment under the terms hereunder shall take effect on October 1, 2021 (the “Effective Date”). Executive shall continue to serve as the Company’s Chief Concept Officer. This is an exempt position, and during Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies and any outside activities approved in accordance with the Company’s applicable policies provided, however, Executive shall be permitted to engage in the roles or activities listed on Exhibit C (each, a “Permitted Activity”).

1.2 Duties and Location. Executive shall perform such duties as are required by the Company’s Chief Executive Officer, to whom Executive will report. Executive’s primary office location shall be the Company’s office located in Los Angeles, California; provided that Executive shall be permitted to work remotely pursuant to any generally applicable remote work policies. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location on occasion from time to time, and to require reasonable business travel. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. Section 1.1 and this Section 1.2 are subject to Sections 5 and 8.5.

1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive an initial base salary at the rate of $350,000 per year (the “Base Salary”), subject to standard payroll

Exhibit 10.11
deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Annual Bonus. Executive will be eligible to earn an annual bonus at the target amount of 100% of Executive’s Base Salary (the “Annual Bonus”) pursuant to the then-current terms and conditions of the Sweetgreen Support Center Bonus Plan (the “Bonus Plan”). Whether Executive receives an Annual Bonus, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company (the “Board”), or the Compensation Committee thereof, in its sole discretion based upon the achievement of corporate and/or individual objectives and milestones set forth in the Bonus Plan. Executive must remain an active employee in good standing through the time the Annual Bonus is paid in order to earn the Annual Bonus. Except as expressly set forth in this Agreement, Executive will not be eligible for, and will not earn, any Annual Bonus if Executive’s employment terminates for any reason before the Annual Bonus is to be paid

3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.Equity. Executive has previously been granted various equity interests in the Company (the “Awards”). The Awards will continue to be governed by the terms and conditions of the applicable existing plan documents, award agreements, grant notices and other applicable documents entered into by the Company and Executive in connection therewith (such documents, agreements and notices, collectively, the “Award Documents”). Executive will be eligible for future equity awards as determined by the Board in its sole discretion.

5.Termination of Employment; Severance.

5.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate Executive’s employment relationship at any time, with or without cause or advance notice.

5.2 Payments and Other Benefits Provided Upon Termination. In the event of the termination of Executive’s employment for any reason, the Company shall pay to Executive all of Executive’s accrued and unpaid wages and other compensation and benefits earned through Executive’s last day of employment (the “Separation Date”). The amounts to be paid or provided to Executive pursuant to this Section 5.2 are collectively referred to as the “Accrued Obligations.”

5.3 Termination Without Cause; Resignation for Good Reason. If Executive is terminated by the Company without Cause or Executive resigns for Good Reason (collectively, an “Involuntary Termination”), and provided that Executive remains in compliance with the terms of this Agreement (including the conditions described in Section 6 below), the Company shall provide Executive with the following benefits (the “Severance Benefits”):

a.Cash Severance. The Company shall pay Executive cash severance payments (as applicable, the “Severance”) as follows:

i.In the event that Executive’s Involuntary Termination occurs outside of the Change in Control Period, Executive shall receive the equivalent of

Exhibit 10.11
twelve (12) months of Executive’s Base Salary in effect as of the Separation Date; or

ii.In the event, however, that Executive’s Involuntary Termination occurs within the Change in Control Period, Executive shall receive the equivalent of eighteen (18) months of Executive’s Base Salary in effect as of the Separation Date.

For the avoidance of doubt, in no event shall Executive be entitled to Severance under both Section 5.3(a)(i) and 5.3(a)(ii), and the maximum amount of Severance Executive is eligible to earn under any circumstance is an amount equal to eighteen (18) months of the Executive’s Base Salary in effect as of the Separation Date. In either case, the Severance will be paid as a one-time, lump-sum payment, subject to all applicable deductions and withholdings, no later than the first regularly- scheduled payroll date following the effective date of the Separation Agreement (as discussed in Section 6).

b. Pro-Rata Bonus. The Company shall also pay Executive an amount equal to Executive’s then-current target Annual Bonus amount pursuant to the then-current Bonus Plan, pro-rated based on the date of Executive’s employment termination for that bonus year (the “Bonus Severance”). The Bonus Severance will be paid as a one-time, lump-sum payment, subject to all applicable deductions and withholdings, no later than the first regularly-scheduled payroll date following the effective date of the Separation Agreement (as discussed in Section 6).

5.4 Termination for Cause; Resignation Without Good Reason; Death or Disability. If Executive resigns without Good Reason, the Company terminates Executive’s employment for Cause, or Executive’s employment terminates as a result of Executive’s death or Disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to the Accrued Obligations) and Executive will not be entitled to any Severance Benefits.

6.Conditions to Receipt of Severance Benefits. In order to receive any Severance Benefits, the termination of Executive’s employment must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and Executive must be in compliance with the terms of this Agreement and the Confidentiality Agreement (as defined below). Further, the receipt of the Severance Benefits will be conditioned on Executive signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (the “Release Deadline”). No Severance Benefits will be paid or provided unless and until the Separation Agreement becomes effective.

7.Section 409A. It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A- 1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible asconsistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive

Exhibit 10.11
a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of Executive’s Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any Severance Benefits.

8.Definitions.

8.1 Cause. For purposes of this Agreement, “Cause” for termination will mean any one or more of the following: (a) Executive’s conviction of, or plea of “guilty” or “no contest” to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (other than a motor-vehicle related felony for which no custodial penalty is imposed); (b) Executive’s commission of, or participation in, a fraud or material act of dishonesty against the Company or any of its employees or directors; (c) Executive’s intentional, material violation of any contract or agreement between the Executive and the Company, the Company’s employee handbook and employment policies, the Company’s Code of Conduct and Business Ethics, or of any statutory or legal duty owed to the Company; (d) Executive’s unauthorized use or unauthorized disclosure of the Company’s confidential information or trade secrets or other material breach of the Confidentiality Agreement (as defined below); (e) Executive’s willful misconduct in the performance of Executive’s employment duties; and (f) Executive’s willful failure to reasonably cooperate with any internal or external Company investigation or audit (whether being conducted by the Company or by a third-party); provided, that “Cause” pursuant to the foregoing clauses (c), (d), (e), and (f) shall exist only if (i) such Cause event results in or is likely to result in substantial and material damage to the Company and its subsidiaries, taken as a whole, and (ii) the Board has first provided Executive with written notice of the applicable Cause event (which specifically identifies, in reasonable detail, the basis for alleging a Cause event) within 30 days of the Company learning, or of when the Company reasonably should have been aware, of such Cause event, and provide Executive a period of 30 days thereafter to reasonably cure such Cause event, to the extent curable. If Executive fails to cure such Cause event within such period, then the termination of employment must be effective not later than 30 days after the end of Executive’s cure period. No act or failure to act by Executive shall be considered “willful” if done or omitted by Executive in good faith with reasonable belief that Executive’s action or omission was in the best interests of the Company and/or its subsidiaries.

8.2 Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company’s 2019 Equity Incentive Plan.

Exhibit 10.11

8.3 Change in Control Period. For purposes of this Agreement, the “Change in Control Period” shall mean the period beginning on the effective date of the Change in Control and continuing thereafter until the twelve (12) month anniversary of the effective date of the Change in Control.

8.4 Disability. For purposes of this Agreement, a “Disability” shall be deemed to have occurred in the event Executive is unable to perform the essential functions of Executive’s position by reason of any physical or mental impairment, notwithstanding any reasonable accommodation, for a consecutive 120 day period or for the aggregate of 150 days in any twelve (12) month period. If a disagreement arises between Executive and the Company as to whether Executive is suffering from a Disability, such issue will be determined by a board-certified physician mutually agreed upon by the Parties.

8.5 Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company or a successor corporation or entity without Executive’s written consent: (1) a material reduction of Executive’s base compensation, which the parties agree is a reduction of more than 10%, other than any reduction that applies generally to all executives; (2) a material reduction in Executive’s authority, duties or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless Executive’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; (3) a requirement to relocate the Executive’s primary workplace outside of the Los Angeles metropolitan area; or (4) a change in the Executive’s reporting relationship such that Executive is no long reporting directly to the Company’s Chief Executive Officer. In order to resign for Good Reason, Executive must provide written notice of the event giving rise to Good Reason to the Board within 30 days after the Executive learns of, or reasonably should have been aware of, the condition, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, the Executive’s resignation from all positions Executive then holds with the Company must be effective not later than 30 days after the end of the Company’s cure period.

9.Proprietary Information Obligations. Executive acknowledges that Executive remains bound by that certain Employee Confidentiality and Nondisclosure Agreement between the Company and Executive attached to this Agreement as Exhibit A (the “Confidentiality Agreement”) and agrees to comply with the obligations therein. In the Executive’s work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to the Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality. Executive hereby represents that Executive has disclosed to the Company any contract Executive has signed that may restrict Executive’s activities on behalf of the Company.

10.Dispute Resolution. Executive acknowledges that Executive remains bound by the Arbitration Agreement between the Company and Executive attached to this Agreement as Exhibit B (the “Arbitration Agreement”).

11.Outside Activities During Employment. Executive acknowledges that Executive is subject to the Company’s conflicts of interests and provisions in the Company’s employee handbook as

Exhibit 10.11
well as the Company’s Code of Conduct and Business Ethics and any other applicable policies governing Executive’s outside activities, and agrees to abide by their terms and conditions, as may be in effect from time to time.

12.General Provisions.

12.1 Notices. Any notices provided under this Agreement must be in writing and will be deemed effective upon the earlier of personal delivery, receipted email, or the next day after sending by regular mail or overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4 Complete Agreement. This Agreement, together with the Confidentiality Agreement, the Arbitration Agreement, and the Award Documents, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to, any Prior Agreement. Executive agrees and acknowledges that Executive is not eligible for, and will not receive, any compensation, benefits, or severance pursuant to any Prior Agreement; for the avoidance of doubt, however, nothing in this Agreement shall supersede, revoke otherwise modify any of Executive’s rights to any existing Awards pursuant to the applicable Award Documents between the Company and Executive or modify or supersede any Award Document or any provision in any Award Document. Executive also agrees and acknowledges that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement or otherwise shall be deemed for any purpose to be or to create, an involuntary termination “without Cause” or a “Good Reason” resignation right, including for purposes of any Prior Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company or its affiliates. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

12.5 Counterparts. This Agreement may be executed in separate counterparts, each of which will constitute an original, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

12.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. This Agreement shall not be construed against either Party as the author or drafter of the Agreement.

Exhibit 10.11
12.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without Executive’s prior written consent. Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of the Executive’s rights hereunder without the written consent of the Company.

12.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has made no assurances or guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

12.9 Notice of Post-Termination Obligations. When Executive’s employment with the Company terminates, Executive agrees to notify any subsequent employer of the restrictive covenants referenced in this Agreement. In addition, Executive authorizes the Company to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated, or possible future employer.

12.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

Exhibit 10.11
In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Sweetgreen, Inc.

By: /s/ Jonathan Neman
Name: Jonathan Neman
Title: Chief Executive Officer

Executive

/s/ Nicolas Jammet
Name: Nicolas Jammet
Title: Chief Concept Officer

Exhibit A: Employee Confidentiality and Nondisclosure Agreement
Exhibit B: Arbitration Agreement
Exhibit C: Permitted Activities

Exhibit A

[Omitted]

Exhibit 10.11

Exhibit B

[Omitted]

Exhibit 10.11

Exhibit C

[Omitted]